Exhibit 99.1
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News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          H. Rankin, Jr.
                                                          (203) 975-7110



SILGAN HOLDINGS ESTIMATES 2001 AND PRELIMINARY 2002 EARNINGS

STAMFORD, CT, October 24, 2001 -- Silgan Holdings Inc. (NASDAQ:SLGN) today stated that it estimates that its earnings per diluted share for the full year of 2001 will be in the range of $2.50 - $2.65. This estimate is before the first quarter rationalization charge relating to closing a plastic container manufacturing facility, the Company's equity results in Packtion Corporation, a now dissolved e-commerce packaging joint venture, and in White Cap LLC, the Company's recently formed metal and plastic closure joint venture with Schmalbach-Lubeca AG, and the Company's gain on the assets contributed to the White Cap joint venture.

The Company stated that for the fourth quarter of 2001 it expects to report essentially flat consolidated net sales as compared with the same period in the prior year. Anticipated higher net sales in the metal food container business as a result of higher volume with existing customers are expected to offset generally softer market conditions in the plastic container business and the impact of contributing the metal closure business to the White Cap joint venture. Additionally, the Company expects to benefit from lower interest expense due to lower interest rates as compared to the fourth quarter of 2000. As a result, the Company estimates that earnings per diluted share for the fourth quarter of 2001, before equity results in the White Cap joint venture, will be in the range of $0.30 - $0.45, as compared to earnings per diluted share of $0.34 for the fourth quarter of 2000 before equity losses of Packtion Corporation and an extraordinary loss related to the early extinguishment of debt.

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SILGAN HOLDINGS INC.
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Preliminary Outlook for 2002

With regard to the outlook for 2002, the Company estimates earnings per diluted share for 2002 will be in the range of $2.65 - $2.85 before its equity results in the White Cap joint venture. The Company advised that its outlook is preliminary, particularly given the current uncertainty in the general economic environment.


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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual sales of approximately $1.9 billion in 2000. Silgan operates 59 manufacturing facilities in the U.S. and Canada where it is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2000 and other filings with the Securities and Exchange Commission. As a result, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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